Exhibit 10.31

FIFTH AMENDMENT TO LEASE AND SIGNAGE LEASE

This FIFTH AMENDMENT TO LEASE (“Fifth Amendment”) is made and entered into as of the 5th day of February, 2020 (the “Effective Date”), by and between HCP TORREY PINES, LLC, a Delaware limited liability company (“Lessor”), and DERMTECH, INC., a Delaware corporation (“Lessee”).

R E C I T A L S :

A.    Lessor (as successor-in-interest to AG/Touchstone TP, LLC, a Delaware limited liability company (“Prior Lessor”)) and Lessee (as ultimate successor-in-interest to DERMTECH INTERNATIONAL, a California corporation (“Prior Lessee”)) are parties to that certain Standard Multi-Lessee Office Lease - Net dated January 25, 2013 (the “Original Lease”), as amended by that certain Addendum to Lease dated January 25, 2013 (the “Addendum”), as further amended by that certain First Amendment to Standard Rental Lease, Storage Lease and Signage Lease to Expand and Extend Term dated January 30, 2014 (the “First Amendment”), and as further amended by that certain Assignment, Consent to Assignment, and Second Amendment to Standard Multi-Lessee Office Lease – Net dated November 21, 2016 (the “Second Amendment”), as further amended by that certain Third Amendment to Lease dated August 6, 2019 (the “Third Amendment”), as further amended by that certain Fourth Amendment to Lease dated September 10, 2019 (the “Fourth Amendment,” and together with the Original Lease, Addendum, First Amendment, Second Amendment and Third Amendment, collectively, the “Lease”), whereby Lessor leases to Lessee, and Lessee leases from Lessor, that certain 15,355 rentable square feet of space commonly known as Suites 100, 130, 135 and 210 (collectively, the “Existing Premises”) and located on the first (1st) and second (2nd) floors of that certain building located at 11099 North Torrey Pines Road, San Diego, California (the “Building”).

B.    Lessor (as successor-in-interest to Prior Lessor) and Lessee (as ultimate successor-in-interest to Prior Lessee) are also parties to that certain Signage Lease, dated as of April 15, 2013 (the “Signage Lease”).

C.    Lessor and Lessee desire (i) to expand the Existing Premises to include that certain space consisting of approximately 13,300 rentable square feet of space located on the first (1st) floor of the Building and commonly known as Suite 110 (the “Expansion Premises”), as delineated on Exhibit A attached hereto and made a part hereof, and (ii) to make other modifications to the Lease and the Signage Lease, and in connection therewith, Lessor and Lessee desire to amend the Lease and Signage Lease as hereinafter provided.

A G R E E M E N T :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

FIFTH AMENDMENT TO LEASE [11099 North Torrey Pines Road] [DermTech, Inc.]

1.    Capitalized Terms. All capitalized terms when used herein shall have the same meaning as is given such terms in the Lease unless expressly superseded by the terms of this Fifth Amendment.

2.    Modification of Premises. Effective as of the date (the “Expansion Commencement Date”) which is the earlier to occur of (i) the date upon which Lessee first commences to conduct business in the Expansion Premises, and (ii) the date that occurs sixty (60) days following the date Lessor delivers exclusive possession of the entire Expansion Premises (excluding the “Holdback Space,” as that term is defined in Section 4.3, below) to Lessee, Lessee shall lease from Lessor and Lessor shall lease to Lessee the Expansion Premises. Consequently, effective upon the Expansion Commencement Date, the Existing Premises shall be increased to include the Expansion Premises. Lessor and Lessee hereby acknowledge that such addition of the Expansion Premises to the Existing Premises shall, effective as of the Expansion Commencement Date, increase the rentable area of the Premises to approximately 28,655 rentable square feet. The Existing Premises and the Expansion Premises may hereinafter collectively be referred to as the “Premises.”

3.    Lease Term. Lessor and Lessee acknowledge that Lessee’s lease of the Existing Premises and the Signage Lease are both scheduled to expire on March 31, 2022, pursuant to the terms of the Lease and the Signage Lease, respectively. Notwithstanding anything to the contrary in the Lease or the Signage Lease, the term of Lessee’s lease of the Existing Premises, and the term of the Signage Lease, are both hereby extended and shall expire coterminously with the term of Lessee’s lease of the Expansion Premises on the “New Lease Expiration Date,” as that term is defined below, unless sooner terminated as provided in the Lease or the Signage Lease, as applicable, as hereby amended. The period of time commencing on the Expansion Commencement Date and terminating on the New Lease Expiration Date shall be referred to herein as the “Expansion Term.” The “New Lease Expiration Date” shall be (i) if the Expansion Commencement Date shall be the first day of a calendar month, then the day immediately preceding the third (3rd) anniversary of the Expansion Commencement Date; or (ii) if the Expansion Commencement Date shall be other than the first day of a calendar month, then the last day of the month in which the third (3rd) anniversary of the Expansion Commencement Date occurs.

4.    Base Rent.

4.1.    Existing Premises. Notwithstanding anything to the contrary in the Lease as hereby amended, prior to the Effective Date, Lessee shall continue to pay Base Rent for the Existing Premises in accordance with the terms of the Lease. Commencing on the Effective Date and continuing through the New Lease Expiration Date, Lessee shall pay to Lessor monthly installments of Base Rent for the Existing Premises as follows:

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4.1.1    Suites 100 & 130: (9,589sf).

Period	Annualized Base Rent	Monthly Installment of Base Rent	Monthly Base Rent per Rentable Square Foot
Effective Date – 1/31/21	$414,935.04	$34,577.92	$3.61
2/1/21 – 1/31/22	$427,383.12	$35,615.26	$3.71
2/1/22 - 1/31/23	$440,204.64	$36,683.72	$3.83
2/1/23 – New Lease Expiration Date	$453,410.80	$37,784.23	$3.94

4.1.2    Suite 135: (2,171sf).

Period	Annualized Base Rent	Monthly Installment of Base Rent	Monthly Base Rent per Rentable Square Foot
Effective Date – 10/31/20	$100,300.20	$8,358.35	$3.85
11/1/20 – 10/31/21	$103,426.44	$8,618.87	$3.97
11/1/21 - 10/31/22	$106,292.16	$8,857.68	$4.08
11/1/22 - New Lease Expiration Date	$109,480.92	$9,123.41	$4.20

4.1.3    Suite 210: (3,595sf).

Period	Annualized Base Rent	Monthly Installment of Base Rent	Monthly Base Rent per Rentable Square Foot
Effective Date – 8/31/20	$166,089.00	$13,840.75	$3.85
9/1/20 - 8/31/21	$171,071.64	$14,255.97	$3.97
9/1/21 - 8/31/22	$176,203.80	$14,683.65	$4.08
9/1/22 - New Lease Expiration Date	$181,489.91	$15,124.16	$4.21

4.1.4    Signage Lease. the rental amount payable by Lessee (as Tenant) under the Signage Lease shall remain $200.00 per month ($100.00 per sign) during the Expansion Term.

4.2.    Expansion Premises. Commencing on the Expansion Commencement Date and continuing throughout the Expansion Term, Lessee shall pay to Lessor monthly

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installments of Base Rent, pursuant to the terms of the Lease, for the Expansion Premises as follows (the first “Expansion Term Lease Year” shall be the first full twelve (12) consecutive calendar months in addition to any partial calendar month at the beginning of the Expansion Term should the Expansion Commencement Date not fall on the first (1st) day of a calendar month, and each following “Expansion Term Lease Year” shall be the succeeding twelve (12) month period):

Expansion Term Lease Year	Annualized Base Rent	Monthly Installment of Base Rent	Monthly Base Rent per Rentable Square Foot
1	$654,360.00	$54,530.00	$4.10
2	$673,990.80	$56,165.90	$4.22
3	$694,210.56	$57,850.88	$4.35

On or before the Expansion Commencement Date, Lessee shall pay to Lessor the Base Rent payable for the Expansion Premises for the first full month of the Expansion Term (as reduced to reflect the reduction, if any, to which Lessee is entitled pursuant to Section 4.3, below). Notwithstanding the foregoing or anything to the contrary in this Fifth Amendment, but subject to the terms and condition of Section of Exhibit B, attached hereto, the Expansion Commencement Date shall be subject to “Landlord Delay” (as that term is defined in Exhibit B).

4.3.    Holdback Space. Lessor and Lessee hereby acknowledge and agree that, in connection with Lessor’s desire to provide a common amenity for use by the tenants of the Project, a portion of the Expansion Premises, identified as “Holdback Area” on Exhibit D, attached hereto (the “Holdback Space”) shall not be delivered to Lessee concurrently with the remainder of the Expansion Premises. As a result, notwithstanding anything to the contrary in this Fifth Amendment, Base Rent for the Expansion Premises shall be reduced by three percent (3%) (the “Reduction Factor”) until the later of (i) the date that occurs thirty (30) days after the date that Lessor delivers the Holdback Space to Lessee, and (ii) the Expansion Commencement Date (such period of time, the “Holdback Period”); provided that if Lessor fails to deliver the Holdback Space to Lessee on or prior to September 30, 2020 (the “Outside Date”), then the Reduction Factor shall be increased to six percent (6%) for the portion of the Holdback Period occurring after the Outside Date.

5.    Lessee’s Share of Operating Expenses for Expansion Premises. Except as specifically set forth in this Section 5, commencing on the Expansion Commencement Date, and continuing throughout the Expansion Term, Lessee shall pay Lessee’s Share of Operating Expenses in connection with the Expansion Premises in accordance with the terms of the Lease, provided that with respect to the calculation of Lessee’s Share of Operating Expenses in connection with the Expansion Premises, Lessee’s Share shall equal 14.38%. Notwithstanding the foregoing, during the Holdback Period Lessee’s Share for the Expansion Premises shall be reduced by three percent (3%), from 14.38% to 13.95%.

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6.    Condition of Premises. Lessor and Lessee acknowledge that Lessee has been occupying the Existing Premises pursuant to the Lease, and therefore Lessee continues to accept the Existing Premises in its presently existing, “as is” condition (provided that the foregoing shall not affect Lessor’s ongoing maintenance, repair and restoration obligations set forth in the Lease, as amended). Except as otherwise provided in the Tenant Work Letter attached hereto as Exhibit B, Lessor shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Existing Premises. Lessee also acknowledges that neither Lessor nor any agent of Lessor has made any representation or warranty regarding the condition of the Premises, the Building, or the Project or with respect to the suitability of the same for the conduct of Lessee’s business. Notwithstanding the foregoing, Lessee shall have the right to perform improvements in the Premises pursuant to the terms of the Tenant Work Letter attached hereto as Exhibit B (the “Tenant Work Letter”). For purposes of Section 1938 of the California Civil Code, Lessor hereby discloses to Lessee, and Lessee hereby acknowledges, that the Premises have not undergone inspection by a Certified Access Specialist (CASp). As required by Section 1938(e) of the California Civil Code, Lessor hereby states as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or Lessee from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or Lessee, if requested by the lessee or Lessee. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” In furtherance of the foregoing, Lessor and Lessee hereby agree as follows: (a) any CASp inspection requested by Lessee shall be conducted, at Lessee’s sole cost and expense, by a CASp approved in advance by Lessor; and (b) Lessee, at its cost, shall be responsible for making any repairs within the Premises to correct violations of construction-related accessibility standards as disclosed by the CASp inspection; and, if anything done by or for Lessee in its use or occupancy of the Premises shall require repairs to the Building (outside the Premises) to correct violations of construction-related accessibility standards as disclosed by the CASp inspection, then Lessee shall, at Lessor’s option, either perform such repairs at Lessee’s sole cost and expense or reimburse Lessor upon demand, for the cost to Lessor of performing such repairs.

7.    Brokers. Lessor and Lessee hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Fifth Amendment other than Hughes Marino, Inc. (representing Lessee) and CBRE, Inc. (representing Lessor) (collectively, the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Fifth Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent other than the Brokers. The terms of this Section 7 shall survive the expiration or earlier termination of this Fifth Amendment.

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8.    Security Deposit. Notwithstanding anything in the Lease to the contrary, the Security Deposit held by Lessor pursuant to the Lease, as amended hereby, shall equal One Hundred Sixty-Seven Thousand Six and No/100 Dollars ($167,006.00). Lessor and Lessee acknowledge that, in accordance with Paragraph 6 of the Fourth Amendment, Lessee has previously delivered the sum of Eighty Four Thousand Three Hundred Seventeen and No/100 Dollars ($84,317.00) (the “Existing Security Deposit”) to Lessor as security for the faithful performance by Lessee of the terms, covenants and conditions of the Lease. Concurrently with Lessee’s execution of this Fifth Amendment, Lessee shall deposit with Lessor an amount equal to Eighty-Two Thousand Six Hundred Eighty-Nine and No/100 Dollars ($82,689.00) to be held by Lessor as a part of the Security Deposit. To the extent that the total amount held by Lessor at any time as security for the Lease, as hereby amended, is less than One Hundred Sixty-Seven Thousand Six and No/100 Dollars ($167,006.00), Lessee shall pay the difference to Lessor within ten (10) business days following Lessee’s receipt of notice thereof from Lessor.

9.    Parking. At no additional charge (other that such costs and expenses that are included in Operating Expenses) and in lieu of Lessee’s parking rights set forth in the Lease, effective as of the Effective Date and continuing through the New Lease Expiration Date, Lessee shall be entitled to use up to three (3) unreserved parking spaces at the Building per one thousand (1,000) rentable square feet of the Premises (i.e., initially 86 spaces) in connection with Lessee’s lease of the Premises (the “Parking Passes”). Except as set forth in this Section 9, Lessee shall lease the Parking Passes in accordance with the provisions of the Lease. Subject to availability, as reasonably determined by Lessor, Lessee may rent, on a month-to-month basis terminable by either party upon thirty (30) days’ prior written notice, up to twenty (20) additional unreserved parking spaces at the Building or, at Lessor’s option, at nearby projects owned by Lessor or an affiliate of Lessor (the “Month-to-Month Spaces”). Lessee shall pay Lessor, or an affiliate of Lessor, as applicable, an amount equal to Eighty-Five Dollars ($85.00) per parking space per month for the Month-to Month Spaces.

10.    Right of First Offer. Lessor hereby grants to the originally named Lessee herein (“Original Lessee”), and any Tenant Affiliate to which Original Tenant’s entire leasehold interest is hereafter assigned (a “Tenant Affiliate Assignee”), a one-time right of first offer with respect to the space in the Building located immediately adjacent to, and on the same floor as, the Premises from time to time (the “First Offer Space”). Notwithstanding the foregoing, such first offer right of Lessee shall commence only following the expiration or earlier termination of the existing leases (including renewals and extensions, whether pursuant to rights currently existing or hereafter granted) of the First Offer Space, and such right of first offer shall be subordinate to all rights of tenants of the Project, which rights relate to the First Offer Space and which rights are set forth in leases of space in the Project existing as of the date hereof, each including any renewal, extension, expansion, first offer, first negotiation and other similar rights, regardless of whether such rights are executed strictly in accordance with their respective terms or pursuant to lease amendments or new leases (all such tenants under existing leases of the First Offer Space and other tenants of the Project, collectively, the “Superior Right Holders”). All Superior Right Holders (excluding the existing tenants of the First Offer Space as such tenants shall have the right to extend the terms of their leases whether pursuant to rights currently existing or hereafter granted) are set forth on Exhibit C, attached hereto. Lessee’s right of first offer shall be on the terms and conditions set forth in this Section 10.

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10.1.    Procedure for Offer. Lessor shall notify Lessee (a “First Offer Notice”) when the First Offer Space or any portion thereof becomes “Available,” as that term is defined hereinbelow, for lease to third parties, provided that no Superior Right Holder wishes to lease such space. Pursuant to such First Offer Notice, Lessor shall offer to lease to Lessee the then available First Offer Space. A First Offer Notice shall describe the space so offered to Lessee and shall set forth Lessor’s good faith determination of the “Fair Rental Value,” as that term is defined in Section 10.3, below, of the First Offer Space and the other economic terms upon which Lessor is willing to lease such space to Lessee. The rentable square footage of the space so offered to Lessee shall be as set forth in the First Offer Notice. Except as otherwise set forth in this Section 10 or in the First Offer Notice, Lessee’s leasing of First Offer Space shall be subject to all of the terms and conditions of the Lease. For purposes of this Section 10, the First Offer Space, or a portion thereof, shall be deemed to become “Available” when Lessor has determined that the third-party tenant of such First Offer Space, or a portion thereof, and any occupant of such First Offer Space, or a portion thereof, claiming under such third-party tenant, will not extend or renew the term of its lease, or enter into a new lease, for such First Offer Space, or a portion thereof.

10.2.    Procedure for Acceptance. If Lessee wishes to exercise Lessee’s right of first offer with respect to the space described in a First Offer Notice, then within seven (7) business days of delivery of such First Offer Notice to Lessee, Lessee shall deliver notice to Lessor of Lessee’s intention to exercise its right of first offer with respect to the entire space described in such First Offer Notice on the terms contained therein; provided, however, Lessee may elect to exercise its right of first offer with respect to the space described in a First Offer Notice, but object to the First Offer Rent set forth in the First Offer Notice, in which event the First Offer Rent shall be determined pursuant to the terms of Section 11.3, below. If Lessee exercises its right of first offer with respect to the space described in a First Offer Notice, but fails to object to the First Offer Rent set forth in the First Offer Notice, then Lessee shall be deemed to have accepted the First Offer Rent set forth in the First Offer Notice. If Lessee does not so notify Lessor within the seven (7) business day period, then Lessor shall be free to lease the space described in such First Offer Notice to anyone to whom Lessor desires on any terms Lessor desires. Notwithstanding anything to the contrary contained herein, Lessee must elect to exercise its right of first offer, if at all, with respect to all of the space offered by Lessor to Lessee at any particular time, and Lessee may not elect to lease only a portion thereof. If Lessee does not exercise its right of first offer with respect to any space described in a First Offer Notice or if Lessee fails to respond to a First Offer Notice within seven (7) business days of delivery thereof, then Lessee’s right of first offer as set forth in this Section 10 shall terminate as to all of the space described in such First Offer Notice.

10.3.    First Offer Space Rent. The annual Base Rent payable by Lessee for the First Offer Space (the “First Offer Rent”) shall be equal to the “Fair Rental Value,” as that term is defined below, for the First Offer Space, pursuant to transactions consummated within the nine (9)-month period preceding the “First Offer Commencement Date,” as that term is defined in Section 10.5 of this Fifth Amendment. The “Fair Rental Value,” as used in this Fifth Amendment, shall be equal to the annual rent per rentable square foot (including additional rent and considering any “base year” or “expense stop” applicable thereto), including all escalations, at which tenants, are leasing non-sublease, non-encumbered, non-equity space which is not significantly greater or smaller in size than the subject space, for a comparable lease term, in an arm’s length transaction, which comparable space is located in the “Comparable Buildings,” as that

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term is defined in this Section 10.3, below (transactions satisfying the foregoing criteria shall be known as the “Comparable Transactions”), taking into consideration the following concessions (the “Concessions”): (a) rental abatement concessions, if any, being granted such tenants in connection with such comparable space; (b) tenant improvements or allowances provided or to be provided for such comparable space, and taking into account the value, if any, of the existing improvements in the subject space, such value to be based upon the age, condition, design, quality of finishes and layout of the improvements and the extent to which the same can be utilized by a general office user other than Lessee; and (c) other reasonable monetary concessions being granted such tenants in connection with such comparable space; provided, however, that in calculating the Fair Rental Value, no consideration shall be given to (i) the fact that Lessor is or is not required to pay a real estate brokerage commission in connection with Lessor’s exercise of its right to lease First Offer Space or its right to extend the term of its lease of the Premises pursuant to Section 11, below, as applicable,, or the fact that landlords are or are not paying real estate brokerage commissions in connection with such comparable space, and (ii) any period of rental abatement, if any, granted to tenants in comparable transactions in connection with the design, permitting and construction of tenant improvements in such comparable spaces. The term “Comparable Buildings” shall mean the Building and those other first-class office buildings (and office leases with life-science buildings) located in the Torrey Pines market area of San Diego, California that are comparable in quality of construction, services and amenities.

10.4.    Construction In First Offer Space. Unless otherwise set forth to the contrary in the First Offer Notice (or agreed to in writing by Lessor and Lessee, each in their sole and absolute discretion), Lessee shall accept the First Offer Space in its then existing “as is” condition. The construction of improvements in the First Offer Space shall comply with the terms of Article 7 of the Original Lease.

10.5.    Amendment to Lease. If Lessee timely exercises Lessee’s right to lease First Offer Space as set forth herein, then, within thirty (30) days thereafter, Lessor and Lessee shall execute an amendment (the “First Offer Amendment”) adding such First Offer Space to the Premises upon the terms and conditions as set forth in the First Offer Notice therefor and this Section 10. Lessee shall commence payment of Rent for such First Offer Space, and the term of such First Offer Space shall commence, upon the date of delivery of such First Offer Space to Lessee (the “First Offer Commencement Date”) and terminate on the date set forth in the First Offer Notice therefor.

10.6.    Termination of Right of First Offer. The rights contained in this Section 10 shall be personal to Original Lessee and any Tenant Affiliate Assignee, and may only be exercised by Original Lessee or a Tenant Affiliate Assignee (and not by any assignee, sublessee or other transferee) if Original Lessee or Tenant Affiliate Assignee, as applicable, occupies the entire Premises. The right of first offer granted herein shall terminate as to particular First Offer Space upon the failure by Lessee to exercise its right of first offer with respect to such First Offer Space as offered by Lessor. Lessee shall not have the right to lease First Offer Space, as provided in this Section 10, if, as of the date of the attempted exercise of any right of first offer by Lessee, as of the date Lessor and Lessee execute the First Offer Amendment, or as of the scheduled date of delivery of such First Offer Space to Lessee, Lessee is in default under the Lease, as amended, beyond any applicable notice and cure period expressly set forth in the Lease, as amended, or Lessee has previously been in default under the Lease, as amended, beyond any applicable notice

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and cure period expressly set forth in the Lease, as amended, more than once during the immediately preceding twelve (12) month period (the (“Option Conditions”); provided Lessor shall have the right to waive the Option Conditions in Lessor’s sole discretion.

11.    Option Term.

11.1.    Option Right. Lessor hereby grants to Original Lessee, and any Tenant Affiliate Assignee, one (1) option to extend the term of the Lease for the entire Premises for a period of three (3) years (the “Option Term”), which option shall be irrevocably exercised only by written notice delivered by Lessee to Lessor not earlier than fifteen (15) months, and not later than nine (9) months, prior to the end of the Expansion Term, provided that the following conditions (the “Option Conditions”) are satisfied: (i) as of the date of delivery of such notice, Lessee is not in default under the Lease, as amended, beyond the expiration of any applicable notice and cure period expressly set forth in the Lease, as amended; (ii) Lessee is not in default under the Lease, as amended, beyond the expiration of any applicable notice and cure period expressly set forth in the Lease, as amended, at the time Lessor and Lessee execute an amendment to the Lease extending the term of the Lease for the entire Premises for the Option Term, and as of the end of the Expansion Term, Lessee is not in default under the Lease, as amended; (iii) Lessee has not previously been in default under the Lease, as amended, beyond the expiration of any applicable notice and cure period expressly set forth in the Lease, as amended, more than once; and (iv) the Lease then remains in full force and effect and Original Lessee or a Tenant Affiliate Assignee is the Lessee under this Lease and not more than twenty-five percent of the Premises has been sublet at the time the option to extend is exercised and as of the commencement of the Option Term. Lessor may, at Lessor’s option, exercised in Lessor’s sole and absolute discretion, waive any of the Option Conditions in which case the option, if otherwise properly exercised by Lessee, shall remain in full force and effect. Upon the proper exercise of such option to extend, and provided that Lessee satisfies all of the Option Conditions (except those, if any, which are waived by Lessor), the term of the Lease, as it applies to the Premises, shall be extended for a period of three (3) years. The rights contained in this Section 11 shall be personal to Original Lessee and any Tenant Affiliate Assignee and may be exercised by Original Lessee or a Tenant Affiliate Assignee only (and not by any other assignee, sublessee or other transferee of Lessee’s interest in the Lease, as amended).

11.2.    Option Rent. The annual Rent payable by Lessee during the Option Term (the “Option Rent”) shall be equal to the Fair Rental Value for the Premises as of the commencement date of the Option Term; provided, however, the base rent component of the Option Rent on an annual, per rentable square foot basis shall in no event be less than one hundred three percent (103%) of the Base Rent on an annual, per rentable square foot basis, under the Lease, as amended, as the date immediately prior to the commencement of the Option Term (the day the Option Term commences shall be the “Option Term Commencement Date”), including all applicable escalations to the Base Rent made or to be made during the Expansion Term (the “Prior Base Rent”). In the event that the base rent component of the First Offer Rent is the Prior Base Rent, then the Base Rent shall increase by three percent (3%) on each anniversary of the Option Term Commencement Date. The Concessions (A) shall be reflected in the effective rental rate (which effective rental rate shall take into consideration the total dollar value of such Concessions as amortized on a straight-line basis over the applicable term of the Comparable Transaction (in which case such Concessions evidenced in the effective rental rate shall not be

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granted to Lessee)) payable by Lessee, or (B) at Lessor’s election, all such Concessions shall be granted to Lessee in kind. Notwithstanding anything to the contrary contained in this Section 11.2 above, if there are not a sufficient number of Comparable Transactions with a comparable lease term to the Option Term to determine the Fair Rental Value for a lease of such duration, then the Fair Rental Value for purposes of this Section 11.2 shall be equal to that of Comparable Transactions with a term of five (5) years, provided that the Concessions shall be appropriately prorated on a fractional basis to account for the shorter Option Term.

11.3.    Determination of Option Rent. In the event Lessee timely and appropriately exercises an option to extend the term of the Lease for the entire Premises, Lessor shall notify Lessee of Lessor’s determination of the Option Rent at least one hundred eighty (180) days prior to the New Lease Expiration Date. If Lessee, on or before the date which is thirty (30) days following the date upon which Lessee receives Lessor’s determination of the Option Rent, in good faith objects to Lessor’s determination of the Option Rent, or with respect to First Offer Rent, if Lessee exercises its right of first offer with respect to the space described in a First Offer Notice but objects to the First Offer Rent set forth in the First Offer Notice, then Lessor and Lessee shall attempt to agree upon the Option Rent (or First Offer Rent, as applicable) using their best good-faith efforts. If Lessor and Lessee fail to reach agreement on or before the commencement of the Option Term (of the First Offer Commencement Date, as applicable) (each, the “Outside Agreement Date”), then each party shall make a separate determination of the Option Rent (or First Offer Rent, as applicable), within five (5) business days of the Outside Agreement Date, and such determinations shall be submitted to arbitration in accordance with Sections 11.3.1 through 11.3.7, below. If Lessee fails to object to Lessor’s determination of the Option Rent within the time period set forth herein, then Lessee shall be deemed to have accepted Lessor’s determination of Option Rent.

11.3.1    Lessor and Lessee shall each appoint one arbitrator who shall be, at the option of the appointing party, a real estate broker or appraiser who shall have been active over the five (5) year period ending on the date of such appointment in the leasing or appraisal, as the case may be, of first-class life-science buildings located in the Torrey Pines market area of San Diego, California. The determination of the arbitrators shall be limited solely to the issue of whether Lessor’s or Lessee’s submitted Option Rent (or First Offer Rent, as applicable) is the closest to the actual Option Rent (or First Offer Rent, as applicable), taking into account the requirements of Section 11.2 (and Section 10.3 with respect to the First Offer Rent) of this Fifth Amendment, as determined by the arbitrators. Each such arbitrator shall be appointed within fifteen (15) days after the Outside Agreement Date. Lessor and Lessee may consult with their selected arbitrators prior to appointment and may select an arbitrator who is favorable to their respective positions. The arbitrators so selected by Lessor and Lessee shall be deemed “Advocate Arbitrators.”

11.3.2    The two (2) Advocate Arbitrators so appointed shall be specifically required pursuant to an engagement letter within ten (10) days of the date of the appointment of the last appointed Advocate Arbitrator to agree upon and appoint a third arbitrator (“Neutral Arbitrator”) who shall be qualified under the same criteria set forth hereinabove for qualification of the two Advocate Arbitrators, except that neither the Lessor or Lessee or either parties’ Advocate Arbitrator may, directly or indirectly, consult with the Neutral Arbitrator prior or subsequent to his

-10-	FIFTH AMENDMENT TO LEASE [11099 North Torrey Pines Road] [DermTech, Inc.]

or her appearance. The Neutral Arbitrator shall be retained via an engagement letter jointly prepared by Lessor’s counsel and Lessee’s counsel.

11.3.3    The three arbitrators shall, within thirty (30) days of the appointment of the Neutral Arbitrator, reach a decision as to whether the parties shall use Lessor’s or Lessee’s submitted Option Rent (or First Offer Rent, as applicable), and shall notify Lessor and Lessee thereof.

11.3.4    The decision of the majority of the three arbitrators shall be binding upon Lessor and Lessee.

11.3.5    If either Lessor or Lessee fails to appoint an Advocate Arbitrator within fifteen (15) days after the Outside Agreement Date, then either party may petition the presiding judge of the Superior Court of San Diego County to appoint such Advocate Arbitrator subject to the criteria in Section 11.3.1 of this Fifth Amendment, or if he or she refuses to act, either party may petition any judge having jurisdiction over the parties to appoint such Advocate Arbitrator.

11.3.6    If the two (2) Advocate Arbitrators fail to agree upon and appoint the Neutral Arbitrator within ten (10) business days following the date of the appointment of the last appointed Advocate Arbitrator, then either party may petition the presiding judge of the Superior Court of San Diego County to appoint the Neutral Arbitrator, subject to criteria in Section 11.3.2 of this Fifth Amendment, or if he or she refuses to act, either party may petition any judge having jurisdiction over the parties to appoint such arbitrator.

11.3.7    The cost of the arbitration shall be paid by Lessor and Lessee equally.

11.3.8    In the event that the Option Rent (or First Offer Rent, as applicable) shall not have been determined pursuant to the terms hereof prior to the commencement of the Option Term (or First Offer Commencement Date, as applicable), Lessee shall be required to pay the Option Rent (or First Offer Rent, as applicable) initially provided by Lessor to Lessee, and upon the final determination of the Option Rent (or First Offer Rent, as applicable), the payments made by Lessee shall be reconciled with the actual amounts of Option Rent (or First Offer Rent, as applicable) due, and the appropriate party shall make any corresponding payment to the other party within thirty (30) days of such reconciliation.

12.    No Further Modification. Except as set forth in this Fifth Amendment, all of the terms and provisions of the Lease shall apply with respect to the Premises and shall remain unmodified and in full force and effect. In the event of any conflict between the terms and conditions of the Lease, and the terms and conditions of this Fifth Amendment, the terms and conditions of this Fifth Amendment shall prevail.

-11-	FIFTH AMENDMENT TO LEASE [11099 North Torrey Pines Road] [DermTech, Inc.]

IN WITNESS WHEREOF, this Fifth Amendment has been executed as of the day and year first above written.

“LESSOR”			“LESSEE”

HCP TORREY PINES, LLC a Delaware limited liability company			DERMTECH, INC. a Delaware corporation

By:	/s/ Michael Dorris		By:	/s/ John Dobak
	Name:	Michael Dorris		Name:	John Dobak
	Its:	VP		Its:	CEO

			By:	/s/ Kevin Sun
				Name:	Kevin Sun
				Its:	CFO

-12-	FIFTH AMENDMENT TO LEASE [11099 North Torrey Pines Road] [DermTech, Inc.]

EXHIBIT A

TORREY PINES CORPORATE CENTER

OUTLINE OF EXPANSION PREMISES

EXHIBIT A -1-	FIFTH AMENDMENT TO LEASE [11099 North Torrey Pines Road] [DermTech, Inc.]

EXHIBIT B

TENANT WORK LETTER

This Tenant Work Letter shall set forth the terms and conditions relating to the construction of the tenant improvements in the Premises. This Tenant Work Letter is essentially organized chronologically and addresses the issues of the construction in sequence, as such issues will arise during the actual construction. All references in this Tenant Work Letter to Articles or Sections of “the Lease” shall mean the relevant portion the “Lease,” as defined in this Fifth Amendment, and all references in this Tenant Work Letter to “Premises” shall mean the Existing Premises and the Expansion Premises. In the event of any conflict between the terms of this Tenant Work Letter and the terms of the Lease pertaining to Alterations and/or Lessee’s right to alter and/or improve the Premises, the terms of this Tenant Work Letter shall prevail.

SECTION 1

LESSOR’S INITIAL CONSTRUCTION IN THE PREMISES

Lessor has constructed, at its sole cost and expense, the base, shell, and core (i) of the Premises and (ii) of the floor of the Building on which the Premises is located (collectively, the “Base, Shell, and Core”). The Base, Shell and Core shall consist of those portions of the Premises which were in existence prior to the construction of the tenant improvements in the Premises for the prior tenant of the Premises. Notwithstanding anything set forth in this Tenant Work Letter to the contrary (but without affecting Lessor’s ongoing maintenance, repair, and restoration obligations under the Lease), Lessee shall accept the Base, Shell and Core from Lessor in their presently existing, “as-is” condition.

SECTION 2

TENANT IMPROVEMENTS

2.1    Tenant Improvement Allowance. Lessee shall be entitled to a one-time tenant improvement allowance (the “Tenant Improvement Allowance”) in the amount of Two Hundred Sixty-Six Thousand and No/100 Dollars ($266,000.00) (i.e., $20.00 per rentable square foot of the Expansion Premises) for the costs relating to the design and construction of Lessee’s improvements which are permanently affixed to the Premises (the “Tenant Improvements”). In no event shall Lessor be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the Tenant Improvement Allowance. In the event that the Tenant Improvement Allowance is not fully utilized by Lessee on or before the first (1st) anniversary of the Expansion Commencement Date (the “TIA Expiration Date”), then such unused amounts shall revert to Lessor, and Lessee shall have no further rights with respect thereto. Any Tenant Improvements that require the use of Building risers, raceways, shafts and/or conduits, shall be subject to Lessor’s reasonable rules, regulations, and restrictions, including the requirement that any cabling vendor must be selected from a list provided by Lessor containing at least three (3) independent cabling vendors, and that the amount and location of any such cabling must be approved by Lessor (such

EXHIBIT B -1-	FIFTH AMENDMENT TO LEASE [11099 North Torrey Pines Road] [DermTech, Inc.]

approval not to be unreasonably withheld). All Tenant Improvements for which the Tenant Improvement Allowance has been made available shall be deemed Lessor’s property under the terms of the Lease; provided, however, Lessor may, by written notice to Lessee prior to the end of the Expansion Term, or given following any earlier termination of the Lease, as amended, require Lessee, at Lessee’s expense, to remove any Tenant Improvements and to repair any damage to the Premises and Building caused by such removal; provided, however, that, notwithstanding the foregoing, upon request by Lessee at the time of Lessee’s request for Lessor’s approval of the “Final Working Drawings,” as that term is defined in Section 3.3 of this Tenant Work Letter, Lessor shall notify Lessee whether the Tenant Improvements will be required to be removed pursuant to the terms of this Section 2.1.

2.1.1    Additional Tenant Improvement Allowance. Subject to the terms and conditions set forth in this Section 2.1.1, Lessee shall be entitled, in Lessee’s sole discretion, to increase the Tenant Improvement Allowance (the “Additional Allowance”) in an amount not to exceed $133,000.00 (i.e., an amount not to exceed an additional Ten and 00/100 Dollars ($10.00) per rentable square foot of the Expansion Premises), pursuant to a written notice delivered by Lessee to Lessor on or before the date that occurs six (6) months following the Expansion Commencement Date. In the event Lessee exercises its right to use all or any portion of the Additional Allowance, the monthly Base Rent for the Expansion Premises shall be increased by an amount equal to the “Additional Monthly Base Rent,” as that term is defined below, in order to repay the Additional Allowance to Lessor. The “Additional Monthly Base Rent” shall be determined as the missing component of an annuity, which annuity shall have (w) the dollar amount of the Additional Allowance which Lessee elects to utilize as the present value amount, (x) the number of remaining monthly rental payments that Lessee shall be required to make during the Expansion Term as the number of payments, (y) six thousand six hundred sixty-six ten thousands (0.6666), which is equal to eight percent (8%) divided by twelve (12) months per year, as the monthly interest factor and (z) the Additional Monthly Base Rent as the missing component of the annuity.

2.1.2.    Distribution of Additional Allowance. If Lessee elects to utilize all or a portion of the Additional Allowance, then (i) all references in this Tenant Work Letter to the “Tenant Improvement Allowance”, shall be deemed to include the Additional Allowance which Lessee elects to utilize, and (ii) the parties shall promptly execute an amendment (the “Additional Allowance Amendment”) to the Lease setting forth the new amount of the Base Rent and Tenant Improvement Allowance computed in accordance with this Section 2.1.

2.2    Disbursement of the Tenant Improvement Allowance.

2.2.1    Tenant Improvement Allowance Items. Except as otherwise set forth in this Tenant Work Letter, the Tenant Improvement Allowance shall be disbursed by Lessor on a monthly basis only for the following items and costs (collectively, the “Tenant Improvement Allowance Items”):

2.2.1.1    Payment of the fees of the “Architect” and the “Engineers,” as those terms are defined in Section 3.1 of this Tenant Work Letter, and the fees of Lessee’s project manager (if any), which fees shall, notwithstanding anything to the contrary contained in this

EXHIBIT B -2-	FIFTH AMENDMENT TO LEASE [11099 North Torrey Pines Road] [DermTech, Inc.]

Tenant Work Letter, not exceed an aggregate amount equal to $5.00 per rentable square foot of the Expansion Premises, and payment of the actual and reasonable out-of-pocket fees incurred by Lessor the review of the “Construction Drawings,” as that term is defined in Section 3.1 of this Tenant Work Letter, by third-party architects and/or engineers to the extent reasonably required given the nature of the Construction Drawings;

2.2.1.2    The payment of plan check, permit and license fees relating to construction of the Tenant Improvements;

2.2.1.3    The cost of construction of the Tenant Improvements, including, without limitation, testing and inspection costs, freight elevator usage, hoisting and trash removal costs, and contractors’ fees and general conditions;

2.2.1.4    The cost of any changes in the Base, Shell and Core when such changes are required by the Construction Drawings (including if such changes are due to the fact that such work is prepared on an unoccupied basis), such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;

2.2.1.5    The cost of any changes to the Construction Drawings or Tenant Improvements required by all applicable building codes (the “Code”);

2.2.1.6    The cost of connection of the Premises to the Building’s energy management systems;

2.2.1.7    The “PMA Fee,” as that term is defined in Section 4.2.2.1 of this Tenant Work Letter; and

2.2.1.8    Sales and use taxes and Title 24 fees.

2.2.2    Disbursement of Tenant Improvement Allowance. During the construction of the Tenant Improvements, Lessor shall make monthly disbursements of the Tenant Improvement Allowance for Tenant Improvement Allowance Items for the benefit of Lessee and shall authorize the release of monies for the benefit of Lessee as follows.

2.2.2.1    Monthly Disbursements. On or before the fifth (5th) day of each calendar month, during the construction of the Tenant Improvements (or such other date as Lessor may designate), Lessee shall deliver to Lessor: (i) a request for payment of the “Contractor,” as that term is defined in Section 4.1 of this Tenant Work Letter, approved by Lessee, in a form to be provided by or otherwise reasonably acceptable to Lessor, showing the schedule, by trade, of percentage of completion of the Tenant Improvements in the Premises, detailing the portion of the work completed and the portion not completed; (ii) invoices from all of “Tenant’s Agents,” as that term is defined in Section 4.1.2 of this Tenant Work Letter, for labor rendered and materials delivered to the Premises; (iii) executed conditional mechanic’s lien releases from all of Tenant’s Agents (and unconditional mechanic’s lien releases from all of Tenant’s Agents that were paid pursuant to Lessee’s prior month’s request for payment), which shall comply with the appropriate provisions, as reasonably determined by Lessor, of California Civil Code Sections 8132 and 8136

EXHIBIT B -3-	FIFTH AMENDMENT TO LEASE [11099 North Torrey Pines Road] [DermTech, Inc.]

(or Sections 8134 and 8138 with respect to the unconditional mechanic’s lien releases); and (iv) all other information reasonably requested by Lessor. Lessee’s request for payment shall be deemed Lessee’s acceptance and approval of the work furnished and/or the materials supplied as set forth in Lessee’s payment request. Within forty-five (45) days (provided that Lessor shall use commercially reasonable efforts to perform with thirty (30) days) thereafter, Lessor shall deliver a check to Lessee (or, if so directed in writing as part of such monthly payment request by Lessee, to Contractor) in payment of the lesser of: (A) the amounts so requested by Lessee, as set forth in this Section 2.2.2.1, above, less a ten percent (10%) retention (the aggregate amount of such retentions to be known as the “Final Retention”), and (B) the balance of any remaining available portion of the Tenant Improvement Allowance (not including the Final Retention), provided that Lessor does not in good faith dispute any request for payment based on non-compliance of any work with the “Approved Working Drawings,” as that term is defined in Section 3.4 below, or due to any substandard work. Lessor’s payment of such amounts shall not be deemed Lessor’s approval or acceptance of the work furnished or materials supplied as set forth in Lessee’s payment request.

2.2.2.2    Final Retention. Subject to the provisions of this Tenant Work Letter, a check for the Final Retention shall be delivered by Lessor to Lessee Within forty-five (45) days (provided that Lessor shall use commercially reasonable efforts to perform with thirty (30) days) following the completion of construction of the Premises, provided that (i) Lessee delivers to Lessor properly executed mechanics lien releases in compliance with both California Civil Code Section 8134 and either Section 8136 or Section 8138 from Lessee’s contractor, subcontractors and material suppliers and any other party which has lien rights in connection with the construction of the Tenant Improvements, (ii) Lessor has not determined that substandard work exists which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Building, the curtain wall of the Building, the structure or exterior appearance of the Building, or any other tenant’s use of such other tenant’s leased premises in the Building and (iii) Architect delivers to Lessor a certificate, in a form reasonably acceptable to Lessor, certifying that the construction of the Tenant Improvements in the Premises has been substantially completed.

2.2.2.3    Other Terms. Lessor shall only be obligated to make disbursements from the Tenant Improvement Allowance to the extent costs are incurred by Lessee for Tenant Improvement Allowance Items. All Tenant Improvement Allowance Items for which the Tenant Improvement Allowance has been made available shall be deemed Lessor’s property under the terms of the Lease.

2.3    Standard Tenant Improvement Package. Lessor has established specifications (the “Specifications”) for the Building standard components to be used in the construction of the Tenant Improvements in the Premises (collectively, the “Standard Improvement Package”), which Specifications shall be supplied to Lessee by Lessor. The quality of Tenant Improvements shall be equal to or of greater quality than the quality of the Specifications, provided that Lessor may, at Lessor’s option exercised in good faith prior to Lessor’s approval of the Final Working Drawings, require the Tenant Improvements to comply with certain Specifications. Lessor may make changes to the Specifications for the Standard Improvement Package from time to time.

EXHIBIT B -4-	FIFTH AMENDMENT TO LEASE [11099 North Torrey Pines Road] [DermTech, Inc.]

SECTION 3

CONSTRUCTION DRAWINGS

3.1    Selection of Architect/Construction Drawings. Lessee shall retain the architect/space planner selected by Lessee and reasonably approved by Lessor (the “Architect”) to prepare the “Construction Drawings,” as that term is defined in this Section 3.1. Lessor hereby approves of dB Construction Consulting & Management as Architect. Lessee shall retain the engineering consultants selected by Lessee and reasonably approved by Lessor (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, lifesafety, and sprinkler work of the Tenant Improvements. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “Construction Drawings.” All Construction Drawings shall comply with the drawing format and specifications as reasonably determined by Lessor, and shall be subject to Lessor’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything set forth herein to the contrary, Lessor and Lessee hereby agree that it shall be deemed reasonable for Lessor to withhold its approval of the Construction Drawings if a “Design Problem” exists. A “Design Problem” shall mean and refer to any design criteria which would (a) affect the Building structure or Building systems; (b) be in non-compliance with Codes or other applicable laws; (c) be seen from the exterior of the Premises; (d) cause material interference with Lessor or other tenants of the Building, (e) not comply with Section 2.3 of this Tenant Work Letter; (f) affect the certificate of occupancy or its legal equivalent for the Building or any portion thereof, or (g) not, in Lessor’s reasonable opinion, be readily useable for typical life science use by another tenant as a result of the unique configuration contemplated by the Construction Drawings. Lessee and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base Building plans, and Lessee and Architect shall be solely responsible for the same, and Lessor shall have no responsibility in connection therewith. Lessor’s review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Lessor’s review of the same, or obligate Lessor to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Lessor or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Lessee by Lessor or Lessor’s space planner, architect, engineers, and consultants, Lessor shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings, and Lessee’s waiver and indemnity set forth in the Lease, as amended, shall specifically apply to the Construction Drawings.

3.2    Final Space Plan. Lessee and the Architect shall prepare the final space plan for Tenant Improvements in the Premises (collectively, the “Final Space Plan”), which Final Space Plan shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein, and shall deliver four (4) copies of the Final Space Plan to Lessor for Lessor’s approval.

3.3    Final Working Drawings. The Architect and the Engineers shall complete the architectural and engineering drawings for the Premises, and the final architectural working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all

EXHIBIT B -5-	FIFTH AMENDMENT TO LEASE [11099 North Torrey Pines Road] [DermTech, Inc.]

applicable permits (collectively, the “Final Working Drawings”) and shall submit two (2) copies of the same to Lessor for Lessor’s approval.

3.4    Permits. The Final Working Drawings shall be approved by Lessor (the “Approved Working Drawings”) prior to the commencement of the construction of the Tenant Improvements. Lessee shall submit the Approved Working Drawings to the appropriate municipal authorities for all applicable building permits necessary to allow “Contractor,” as that term is defined in Section 4.1, below, to commence and fully complete the construction of the Tenant Improvements (the “Permits”), and, in connection therewith, Lessee shall coordinate with Lessor in order to allow Lessor, at its option, to take part in all phases of the permitting process and shall supply Lessor, as soon as possible, with all plan check numbers and dates of submittal and obtain the Permits. Notwithstanding anything to the contrary set forth in this Section 3.4, Lessee hereby agrees that neither Lessor nor Lessor’s consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Premises and that the obtaining of the same shall be Lessee’s responsibility; provided however that Lessor and Lessor’s project manager, Project Management Associates (“PMA”), shall, in any event, cooperate in good faith with Lessee in executing permit applications and performing other ministerial acts reasonably necessary to enable Lessee to obtain any such permit or certificate of occupancy. No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Lessor, which shall not be unreasonably withheld.

SECTION 4

CONSTRUCTION OF THE TENANT IMPROVEMENTS

4.1    Lessee’s Selection of Contractors.

4.1.1    The Contractor. A general contractor shall be retained by Lessee to construct the Tenant Improvements. Such general contractor (“Contractor”) shall be selected by Lessee and reasonably approved by Lessor. Lessor hereby approves of dB Construction Consulting & Management as Contractor.

4.1.2    Tenant’s Agents. All subcontractors, laborers, materialmen, and suppliers used by Lessee (such subcontractors, laborers, materialmen, and suppliers, and the Contractor to be known collectively as “Tenant’s Agents”) shall be selected by Lessee and reasonably approved by Lessor.

4.2    Construction of Tenant Improvements by Tenant’s Agents.

4.2.1    Construction Contract; Cost Budget. Prior to Lessee’s execution of the construction contract and general conditions with Contractor (the “Contract”), Lessee shall submit the Contract to Lessor for its approval, which approval shall not be unreasonably withheld or delayed. Prior to the commencement of the construction of the Tenant Improvements, and after Lessee has accepted all bids for the Tenant Improvements, Lessee shall provide Lessor with a reasonably detailed breakdown, by trade, of the final costs expected to be incurred or which have been incurred, as set forth more particularly in Sections 2.2.1.1 through 2.2.1.8, above, in

EXHIBIT B -6-	FIFTH AMENDMENT TO LEASE [11099 North Torrey Pines Road] [DermTech, Inc.]

connection with the design and construction of the Tenant Improvements to be performed by or at the direction of Lessee or the Contractor, which costs form a basis for the amount of the Contract (the “Final Costs”). Prior to the commencement of construction of the Tenant Improvements, Lessee shall identify the amount (the “Over-Allowance Amount”) equal to the difference between the amount of the Final Costs and the amount of the Tenant Improvement Allowance (less any portion thereof already disbursed by Lessor, or in the process of being disbursed by Lessor, on or before the commencement of construction of the Tenant Improvements). Lessee shall pay, on a monthly basis, a percentage of each amount disbursed by Lessor to the Contractor or otherwise disbursed under this Tenant Work Letter, which percentage shall be equal to the amount of the Over-Allowance Amount divided by the Final Costs, and such payment by Lessee (the “Over-Allowance Payments”) shall be a condition to Lessor’s obligation to pay any further amounts of the Tenant Improvement Allowance. In the event that, after the Final Costs have been delivered by Lessee to Lessor, the costs relating to the design and construction of the Tenant Improvements shall change, any additional costs necessary to such design and construction in excess of the Final Costs, shall be added to the Over-Allowance Amount and the Final Costs, and the Over-Allowance Payments shall be recalculated in accordance with the terms of the immediately preceding sentence, but Lessee shall continue to provide Lessor with the documents described in Sections 2.2.2.1 (i), (ii), (iii) and (iv) of this Tenant Work Letter, above, for Lessor’s approval, prior to Lessee paying such costs. Notwithstanding anything set forth in this Tenant Work Letter to the contrary, construction of the Tenant Improvements shall not commence until (a) Lessor has approved the Contract, and (b) Lessee has procured and delivered to Lessor a copy of all Permits.

4.2.2    Tenant’s Agents.

4.2.2.1    Lessor’s General Conditions for Tenant’s Agents and Tenant Improvement Work. Lessee’s and Tenant’s Agents’ construction of the Tenant Improvements shall comply with the following: (i) the Tenant Improvements shall be constructed in strict accordance with the Approved Working Drawings; (ii) Lessor’s rules and regulations for the construction of improvements in the Building (provided that such rules and regulations have been provided to Lessee), (iii) Tenant’s Agents shall submit schedules of all work relating to the Tenant Improvements to Contractor and Contractor shall, within five (5) business days of receipt thereof, inform Tenant’s Agents of any changes which are necessary thereto, and Tenant’s Agents shall adhere to such corrected schedule; and (iv) Lessee shall abide by all commercially reasonable rules made by Lessor’s Building manager with respect to the use of freight, loading dock and service elevators, storage of materials, coordination of work with the contractors of other tenants, and any other matter in connection with this Tenant Work Letter, including, without limitation, the construction of the Tenant Improvements. Lessee shall pay a logistical coordination fee (the “PMA Fee”) to Lessor in an amount equal to two percent (2%) of the cost to design and construct the Tenant Improvements, which PMA Fee shall be for services relating to the coordination of the construction of the Tenant Improvements. In the event of a conflict between the Approved Working Drawings and Lessor’s construction rules and regulations, Lessor, in its sole and absolute discretion, shall determine which shall prevail.

4.2.2.2    Indemnity. Lessee’s indemnity of Lessor as set forth in the Lease shall also apply with respect to this Tenant Work Letter, it being agreed by Lessor and Lessee that

EXHIBIT B -7-	FIFTH AMENDMENT TO LEASE [11099 North Torrey Pines Road] [DermTech, Inc.]

the design and construction of the Tenant Improvements shall be deemed to arise from the use and/or occupancy of the Premises by Lessee.

4.2.2.3    Requirements of Tenant’s Agents. Each of Tenant’s Agents shall guarantee to Lessee and for the benefit of Lessor that the portion of the Tenant Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. Each of Tenant’s Agents shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within such one (1) year period. The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the Tenant Improvements, and/or the Building and/or common areas that may be damaged or disturbed thereby. All such warranties or guarantees as to materials or workmanship of or with respect to the Tenant Improvements shall be directly enforceable by Lessor, and Lessee covenants to give to Lessor any assignment or other assurances which may be necessary to effect such right of direct enforcement.

4.2.2.4    Insurance Requirements.

4.2.2.4.1    General Coverages. All of Tenant’s Agents shall carry worker’s compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Lessee as set forth in the Lease.

4.2.2.4.2    Special Coverages. Lessee shall carry “Builder’s All Risk” insurance in an amount reasonably approved by Lessor covering the construction of the Tenant Improvements, and such other insurance as Lessor may reasonably require, it being understood and agreed that the Tenant Improvements shall be insured by Lessee pursuant to the Lease immediately upon completion thereof. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Lessor including, but not limited to, the requirement that all of Tenant’s Agents shall carry excess liability and Products and Completed Operation Coverage insurance, each in amounts not less than $500,000 per incident, $1,000,000 in aggregate, and in form and with companies as are required to be carried by Lessee as set forth in the Lease.

4.2.2.4.3    General Terms. Certificates for all insurance carried pursuant to this Section 4.2.2.4 shall be delivered to Lessor before the commencement of construction of the Tenant Improvements and before the Contractor’s equipment is moved onto the site. All such certificates of insurance must contain a provision that the company writing said policy will give Lessor thirty (30) days prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance. In the event that the Tenant Improvements are damaged by any cause during the course of the construction thereof, Lessee shall immediately repair the same at Lessee’s sole cost and expense, subject to any then remaining portion of the Tenant Improvement Allowance. Tenant’s Agents shall maintain all of the foregoing insurance coverage in force until the Tenant Improvements are fully completed, except for any Products and Completed Operation Coverage insurance required by Lessor, which is to be

EXHIBIT B -8-	FIFTH AMENDMENT TO LEASE [11099 North Torrey Pines Road] [DermTech, Inc.]

maintained for ten (10) years following completion of the work and acceptance by Lessor and Lessee. All policies carried under this Section 4.2.2.4 shall insure Lessor and Lessee, as their interests may appear, as well as Contractor and Tenant’s Agents. All insurance, except Workers’ Compensation, maintained by Tenant’s Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects the owner and that any other insurance maintained by owner is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Lessor by Lessee under Section 4.2.2.2 of this Tenant Work Letter.

4.2.3    Governmental Compliance. The Tenant Improvements shall comply in all respects with the following: (i) the Code and other state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer’s specifications.

4.2.4    Inspection by Lessor. Lessee shall provide Lessor with reasonable prior notice of any inspection to be performed by a governmental entity in connection with the construction of the Tenant Improvements in order to allow Lessor to be present during such inspection. Lessor shall have the right to inspect the Tenant Improvements at all reasonable times after reasonable advanced notice, provided however, that Lessor’s failure to inspect the Tenant Improvements shall in no event constitute a waiver of any of Lessor’s rights hereunder nor shall Lessor’s inspection of the Tenant Improvements constitute Lessor’s approval of the same. Should Lessor disapprove any portion of the Tenant Improvements, Lessor shall notify Lessee in writing of such disapproval and shall specify the items disapproved. Any defects or deviations in the Tenant Improvements shall be rectified by Lessee at no expense to Lessor, subject to any then remaining portion of the Tenant Improvement Allowance, provided however, that in the event Lessor determines in good faith that a defect or deviation exists in any portion of the Tenant Improvements and such defect or deviation might in Lessor’s commercially reasonable judgment adversely affect the mechanical, electrical, plumbing, heating, ventilating and air conditioning or life-safety systems of the Building, the structure or exterior appearance of the Building or any other tenant’s use of such other tenant’s leased premises, Lessor may take such action as Lessor deems necessary, at Lessee’s expense, subject to any then remaining portion of the Tenant Improvement Allowance, and without incurring any liability on Lessor’s part, to correct any such defect or deviation, including, without limitation, causing the cessation of performance of the construction of the Tenant Improvements until such time as the defect or deviation is corrected to Lessor’s reasonable satisfaction.

4.2.5    Meetings. Throughout the construction of the Tenant Improvements, Lessee shall hold weekly meetings at a reasonable time, with the Architect and the Contractor regarding the progress of the preparation of Construction Drawings and the construction of the Tenant Improvements, which meetings shall be held at a location designated by Lessor (provided that Lessor hereby approves of the Expansion Premises as the location of such meetings), and Lessor and/or its agents shall receive prior notice of, and shall have the right to attend, all such meetings, and, upon Lessor’s reasonable advance request, certain of Tenant’s Agents shall attend

EXHIBIT B -9-	FIFTH AMENDMENT TO LEASE [11099 North Torrey Pines Road] [DermTech, Inc.]

such meetings. In addition, minutes shall be taken at all such meetings, a copy of which minutes shall be promptly delivered to Lessor following request therefor. One such meeting each month shall include the review of Contractor’s current request for payment.

4.3    Notice of Completion; Copy of Record Set of Plans. Within ten (10) days after completion of construction of the Tenant Improvements, Lessee shall cause a Notice of Completion to be recorded in the office of the Recorder of the county in which the Building is located in accordance with Section 8182 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Lessor upon such recordation. If Lessee fails to do so, Lessor may execute and file the same on behalf of Lessee as Lessee’s agent for such purpose, at Lessee’s sole cost and expense, subject to any then remaining portion of the Tenant Improvement Allowance. At the conclusion of construction, (i) Lessee shall cause the Architect and Contractor (A) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (B) to certify to their knowledge that the “record-set” of as-built drawings are true and correct, which certification shall survive the expiration or termination of the Lease, and (C) to deliver to Lessor four (4) sets of copies of such record set of drawings within ninety (90) days following issuance of a certificate of occupancy for the Expansion Premises, and (ii) Lessee shall deliver to Lessor a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Premises.

SECTION 5

LANDLORD DELAY

The time period set forth in Section 2 of the Fifth Amendment (i.e., sixty (60) days), shall be extended by the number of days of delay of the “Substantial Completion of the Expansion Premises,” as that term is defined below, which results from a “Landlord Delay.” As used herein, “Landlord Delay” shall mean an actual delay resulting from (i) the failure of Lessor to provide Contractor or any of Contractor’s subcontractors timely access to the Premises to construct the Tenant Improvements; (ii) unreasonable interference by Lessor with the construction of the Tenant Improvements by Contractor which objectively preclude construction of tenant improvements in the Premises; (iii) delays due to the failure of Lessor to timely pay the Tenant Improvement Allowance, except as otherwise permitted by the terms of this Tenant Work Letter, (iv) the failure of Lessor to timely approve or disapprove any Construction Drawings within the prescribed response period set forth herein; and (v) any other unreasonable act or omission of Lessor which is not permitted by the terms of this Tenant Work Letter and which causes an actual delay in the Substantial Completion of the Expansion Premises. If Lessee contends that a Landlord Delay has occurred, Lessee shall notify Lessor in writing (the “Delay Notice”) of the event which constitutes such Landlord Delay. If the actions or inactions or circumstances described in the Delay Notice qualify as a Landlord Delay, and are not cured by Lessor within two (2) days after Lessor’s receipt of the Delay Notice, then the sixty (60) day period set forth in Section 2(ii) of the Fifth Amendment shall be extended by the number of days by which the Substantial Completion of the Expansion Premises is actually delayed as a result of such Landlord Delay. For purposes of this Fifth Amendment, “Substantial Completion of the Expansion Premises” shall occur upon the completion of construction of the Tenant Improvements in the Expansion Premises pursuant to the

EXHIBIT B -10-	FIFTH AMENDMENT TO LEASE [11099 North Torrey Pines Road] [DermTech, Inc.]

Approved Working Drawings, with the exception of any punch list items and any telephones and computers and any cabling related thereto, photocopying machines, moveable work-stations, equipment or other items of personal property to be installed by Lessee or under the supervision of Contractor..

SECTION 6

MISCELLANEOUS

6.1    Freight Elevators. Lessor shall, at no cost to Lessee, consistent with its obligations to other tenants of the Building, make the freight elevator reasonably available to Lessee in connection with construction of the Tenant Improvements and the initial decorating, furnishing and moving into the Premises.

6.2    Lessee’s Representative. Lessee has designated Kevin Sun as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Lessor, shall have full authority and responsibility to act on behalf of the Lessee as required in this Tenant Work Letter.

6.3    Lessor’s Representative. Lessor has designated Jeff Sobczyk of PMA as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Lessee, shall have full authority and responsibility to act on behalf of Lessor as required in this Tenant Work Letter.

6.4    Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. In all instances where Lessee is required to approve or deliver an item, if no written notice of approval is given or the item is not delivered within the stated time period, at Lessor’s sole option, at the end of such period the item shall automatically be deemed approved or delivered by Lessee and the next succeeding time period shall commence.

6.5    Lessee’s Lease Default. Notwithstanding any provision to the contrary contained in the Lease, as amended, if an event of default, beyond any applicable notice and cure period set forth in the Lease, as amended, under the Lease, as amended, or a default by Lessee, beyond any applicable notice and cure period set forth in the Lease, as amended, under this Tenant Work Letter, has occurred at any time on or before the Substantial Completion of the Expansion Premises, then (i) in addition to all other rights and remedies granted to Lessor pursuant to the Lease, Lessor shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance and/or (ii) Lessor may cause Contractor to cease the construction of the Expansion Premises (in which case, Lessee shall be responsible for any delay in the Substantial Completion of the Expansion Premises caused by such work stoppage), in either case until such time as such default is cured pursuant to the terms of the Lease.

EXHIBIT B -11-	FIFTH AMENDMENT TO LEASE [11099 North Torrey Pines Road] [DermTech, Inc.]

EXHIBIT C

SUPERIOR RIGHT HOLDERS

Coi Pharmaceuticals, Inc. has a right of first refusal and a right of first offer on all space in Building.

Boundless Bio, Inc. has a right of first offer on any rentable space on second floor in the Building.

EXHIBIT C -1-	FIFTH AMENDMENT TO LEASE [11099 North Torrey Pines Road] [DermTech, Inc.]

EXHIBIT D

HOLDBACK SPACE

EXHIBIT D -1-	FIFTH AMENDMENT TO LEASE [11099 North Torrey Pines Road] [DermTech, Inc.]